EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	James G. Clark
EVP and CFO
(858) 617-6080
jim.clark@edlending.com

EDUCATION LENDING GROUP, INC. ANNOUNCES

FIRST QUARTER RESULTS

COMPANY ORIGINATES $726 MILLION IN FEDERAL STUDENT LOANS AND INCREASES

ITS STUDENT LOAN PORTFOLIO BY $445 MILLION

COMPLETES $1 BILLION SECURITIZATION

San Diego, CA. – May 12, 2003 – Education Lending Group, Inc., (OTCBB:EDLG) today announced results for the first quarter ended March 31, 2003.

For the quarter ended March 31, 2003, the Company reported interest income of $14.9 million and gain on sale of student loan income of $8.1 million compared to interest income of $1.3 million and gain on sale of student loan income of $4,000 in the first quarter of 2002. Cost of interest income was $10.3 million for the first quarter 2003 compared to $950,000 in the first quarter 2002. Net interest income after provision for loan losses for the quarter was $4.1 million compared to $162,000 during the first quarter 2002. The net loss for the first quarter was $(1.2) million, or $(0.11) per share, compared to a net loss of $(4.8) million, or $(0.51) per share during the first quarter of 2002.

Robert deRose, Chief Executive Officer, stated “I am pleased with the continued progress of our Company. During the first quarter, we raised operating cash through the sale of some consolidation loans and still increased our student loan portfolio by close to $445 million. This results in student loan assets on the balance sheet at March 31, 2003 of approximately $1.8 billion. All divisions of the Company, including our CAP Program, Student Loan Xpress, Grad Partners School-as-Originator program and the secondary market function contributed to these first quarter results.”

Mike Shaut, President and Chief Operating Officer, added, “In April, the Company completed a $1 billion securitization led by Citigroup, which was the first securitization for us that utilized the LIBOR floater market. This demonstrates the Company’s strength in the Asset-Backed securitization market. With regards to the July 1 interest rate reset, we anticipate that the FFELP interest rates will again be lower than the prior year. It is the policy of our Company to try to do what’s best for students and parents. As such, EDLG will hold loans beginning June 1 until the new annual interest rate goes into effect on July 1 allowing students and parents to obtain the lowest possible rate for their consolidation loans. Thus, our loan volumes and financial results for the second quarter will be impacted by our decision to hold these loans. The loan volumes held back will be placed into the third quarter financial results as they were last year when we held back loans before the July 1, 2002 interest rate reset. This delay in funding consolidation loans benefits our student and parent borrowers who choose to consolidate their FFELP loans.”

About Education Lending Group

Education Lending Group markets products, services and solutions to the Federal Guaranteed Student Loan Industry. Education Lending Group is a full service provider of financial aid products to students, parents and schools. This includes, but is not limited to, student financial aid counseling, debt management, loan origination, loan servicing management, and secondary market loan acquisition services.

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This press release may include forward-looking statements within the meaning of Section 7A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on the Company’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and the Company’s affiliate companies, that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those identified in the Company’s Securities and Exchange Commission filings, including the Company’s 2002 Annual Report on Form 10-KSB, filed on March 31, 2003. The discussion should be read in conjunction with the Company’s Financial Statements and related Notes thereto included in the Company’s Form 10-KSB and Form 10-QSB filings.

EDUCATION LENDING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2003	December 31, 2002
	(Unaudited)
Student loans, net of loan loss reserve	$840,801,450	$401,839,983
Student loans, net of loan loss reserve (securitized)	953,159,016	947,213,769
Restricted cash and investments	83,881,811	113,995,355
Cash and cash equivalents	5,647,439	2,042,527
Interest & other receivables	13,671,735	9,306,708
Property and equipment, net	1,394,166	1,313,182
Deferred financing costs	4,824,796	4,306,537
Other	484,092	813,209

Total Assets	$1,903,864,505	$1,480,831,270

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

Accounts payable	$4,079,521	$699,893
Government payable	6,031,086	4,976,425
Accrued expenses and other liabilities	7,408,940	7,746,605
Series 2002 notes	1,013,000,000	1,023,000,000
Warehouse loan facility	900,001,221	470,038,915

Total Liabilities	1,930,520,768	1,506,461,838

Commitments and contingencies (Note 12)

Preferred stock - $0.001 par value, 10,000,000 shares authorized
Common stock - $0.001 par value, 40,000,000 shares authorized, 11,351,250 and 11,189,084 shares issued and outstanding, respectively	11,351	11,189
Additional paid in capital	8,393,332	8,219,678
Accumulated deficit	(35,060,946)	(33,861,435)

Total Stockholders’ (Deficit)	(26,656,263)	(25,630,568)

Total Liabilities and Stockholders’ (Deficit)	$1,903,864,505	$1,480,831,270

EDUCATION LENDING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2003 and 2002

(Unaudited)

	2003	2002
Interest income:
Student loans, net	$14,712,652	$1,250,260
Investments	190,905	25,653

	14,903,557	1,275,913
Cost of interest income
Interest related expenses	8,607,003	670,941
Valuation of interest rate swap	912,702	—
Loan servicing and other fees	739,414	280,294

Total cost of interest income	10,259,119	951,235
Net interest income	4,644,438	324,678
Less: provision for loan losses	548,262	162,895

Net interest income/(expense) after provision for loan losses	4,096,176	161,783

Other income
Gain on sale of student loans	8,142,188	4,076
Other	7,045	212

Total other income	8,149,233	4,288
Operating expenses:
General and administrative	2,562,113	1,493,952
Sales & marketing	10,846,751	3,503,001

Total operating expenses	13,408,864	4,996,953

Loss before income tax provision	(1,163,455)	(4,830,882)
Income tax provision	36,056	0

Net loss	$(1,199,511)	$(4,830,882)

Net loss per share:
Basic & Diluted	$(0.11)	$(0.51)

Weighted average common shares outstanding:
Basic & Diluted	11,311,164	9,406,417

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